Exhibit 99.1

Recro Pharma Appoints Stewart McCallum, MD, as Chief Medical Officer

MALVERN, PA, December 2, 2015 – Recro Pharma, Inc. (Nasdaq: REPH), a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of pain, today announced the appointment of Stewart McCallum, M.D., as Chief Medical Officer.

“Stewart is a highly accomplished, board certified physician with a proven track record in drug development, both in industry and as a primary investigator at Stanford University, and we are delighted to welcome him to the Recro Pharma team,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “He brings extensive experience in forging relationships with key opinion leaders and designing and executing successful clinical development programs. We believe Stewart’s contributions will be invaluable as we advance our lead asset, intravenous (IV) meloxicam, into Phase III clinical development during the first quarter of 2016.”

Dr. McCallum joins Recro Pharma from GSK (formerly GlaxoSmithKline) where he served for nearly 10 years in clinical director positions and culminating in his role as Clinical Director Academic and Sirtuin, Discovery Performance Units. During his time at GSK, Dr. McCallum successfully led high profile drug development programs across a wide variety of therapeutic areas including urology, oncology, gastrointestinal, dermatology, stem cell therapies, in vitro fertilization and women’s health. He was responsible for the planning, design and execution of comprehensive development plans incorporating medical, regulatory and commercial considerations. From 1998 to 2006, Dr. McCallum served as Assistant Professor Urology at Stanford University Medical Center. Dr. McCallum received his M.D. from the University of Toronto and his Bachelor of Science degree in Biochemistry from the University of Western Ontario. He completed a Clinical Fellowship in Microsurgery and Male Fertility at the Joan & Sanford I. Weill Medical College of Cornell University.

Inducement Equity Award

In connection with the hiring of Dr. McCallum, Recro Pharma’s Board of Directors approved a grant to Dr. McCallum of a stock option to purchase 103,000 shares of Recro Pharma’s common stock. The option was granted pursuant to the NASDAQ inducement grant exception as a component of Dr. McCallum’s employment compensation, and was granted as an inducement material to his acceptance of employment with Recro Pharma in accordance with NASDAQ Listing Rule 5635(c)(4). The option will have an exercise price equal to the closing price of Recro Pharma’s common stock on December 1, 2015. The option has a ten year term and vests in equal monthly installments over four years, subject to Dr. McCallum’s continued service with Recro Pharma through the applicable vesting dates.

About Recro Pharma, Inc.

Recro Pharma is a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of pain. Recro Pharma is currently developing IV/IM meloxicam, a proprietary, long-acting preferential COX-2 inhibitor for treatment of acute postoperative pain, and Dex-IN, a proprietary intranasal formulation of dexmedetomidine, for the treatment of peri-procedural pain. Both compounds have successfully completed Phase II clinical trials. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress, while maintaining analgesic effect.

Recro Pharma also owns and operates an 87,000 square foot, DEA-licensed facility that manufactures five commercial products and receives royalties associated with the sales of these products.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements reflect Recro Pharma’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s performance to differ materially from those expressed in, or implied by, these forward looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: results and timing of the clinical trials of IV/IM meloxicam and Dex-IN; the ability to obtain and maintain regulatory approval of IV/IM meloxicam and Dex-IN, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the Company’s ability to pay its debt; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; and the successful commercialization of IV/IM meloxicam and Dex-IN. In addition, the forward looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov. Recro Pharma assumes no obligation to update any such forward looking statements.

CONTACT:

Argot Partners

Susan Kim

(212) 600-1902

susan@argotpartners.com

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